                              EMPLOYMENT AGREEMENT


       This Employment Agreement ("Agreement") is entered into effective as of the 14th day of June 1999 by and between T-NETIX, Inc., a Colorado corporation ("T-NETIX"), and Richard E. Cree ("Employee").

       WHEREAS, T-NETIX has entered into an Agreement and Plan of Merger with Employee's current employer, Gateway Technologies, Inc. ("GTI") pursuant to which GTI will merge with a subsidiary of T-NETIX (the "Merger"), and

       WHEREAS, T-NETIX desires to continue to have the benefits of Employee's knowledge and experience as a full time senior executive without distraction by employment-related uncertainties and considers such employment a vital element to protecting and enhancing the best interests of T-NETIX, and its subsidiaries and shareholders, and Employee desires to continue to be employed full time with T-NETIX; and

       WHEREAS, T-NETIX and Employee desire to enter into an agreement under which Employee will be employed by T-NETIX for a three year term commencing on the effective date of the Merger (the "Effective Date"),

       NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the parties agree as follows:


              1. TERM. T-NETIX hereby agrees to employ Employee for a three-year term commencing on the Effective Date and ending on the third anniversary date of the Effective Date, unless earlier terminated as provided in this Agreement. The term of this Agreement may only be extended by the mutual agreement of the parties hereto.

              2. DUTIES. Employee shall serve as the President of GTI and Executive Vice-President for Corporate Development of T-NETIX and shall report to the Chief Executive Officer of T-NETIX, and shall assume such other duties as the Chief Executive Officer or Board of Directors of T-NETIX (the "Board") may from time to time prescribe consistent with duties of an executive officer of a technology company of such size as T-NETIX, including such positions with and duties for T-NETIX's subsidiaries as may be assigned from time to time. Employee agrees to devote substantially all his time, attention and best efforts to the performance of his duties.

              3. COMPENSATION. T-NETIX shall compensate Employee for the services rendered under this Agreement as follows:

                     (a) An annual base salary ("Base Salary") determined by the Board in its discretion and consistent with its practices for executive officers of T-NETIX, but not less than $190,000 per year, payable in equal monthly installments (less applicable withholding) in accordance with the customary payroll practices of T-NETIX for the payment of executive officers.

                     (b) If Employee's Base Salary is increased at any time, it shall not thereafter be decreased during the term of this Agreement, unless such decrease is the result of a general reduction affecting the base salaries of substantially all other executive officers of T-NETIX.

                     (c) On the Effective Date and on each of the first two anniversary dates of the Effective Date as long as Employee is still employed by T-NETIX, T-NETIX shall grant to Employee options for 20,000 shares (60,000 shares in the aggregate) of T-NETIX's common stock with an exercise price equal to the then fair market value of such common stock. Each such option shall vest and be exercisable on the first anniversary of the date of grant if Employee is continuously employed by T-NETIX to such date. In the event of a "Change of Control" (as defined in Section 6) of T-NETIX any such options not yet granted in accordance with this Section 3(c) shall be granted immediately prior to such Change of Control at an exercise price equal to the exercise price for the options last granted prior to this Section 3(c) and all Options granted pursuant to this Section 3(c) shall immediately vest and be exercisable. The number of options granted pursuant to this Section 3(c) will be adjusted to take account of any recapitalization of T-NETIX that affects the number of shares of common stock of T-NETIX outstanding, such as a stock split.

                     (d) Employee shall not be entitled to director's fees for his service on any board of directors of any T-NETIX subsidiary.

              4. EMPLOYEE BENEFITS.


                     (a) Employee shall be entitled to full participation, on a basis commensurate with his position with T-NETIX, in all plans of life, accident, medical payment, health and disability insurance, Options, stock grants, bonuses, retirement, pension, perquisites and other employee benefit and pension plans which generally are made available to executive officers of T-NETIX or its subsidiaries ("T-NETIX Benefits Plans"), except for such plans which the Board, in its sole discretion, shall adopt for select employees to compensate them for special or extenuating circumstances.

                     (b) Employee shall be entitled to an annual vacation leave at full pay as may be provided for by T-NETIX's vacation policies applicable to executive officers, but in any event such paid vacation shall not be less than three weeks in the aggregate.

              5. TERMINATION AND RIGHTS UPON TERMINATION.

                     (a) Death, Total Disability, or Retirement. (i) This Agreement shall automatically terminate upon the death, total disability, or retirement of Employee.

                            (ii) Total disability shall be deemed to occur if,
as a result of his incapacity resulting from physical or mental illness or disease (including alcohol or other substance addiction) which is likely to be permanent, Employee shall have been unable to perform his duties hereunder for a period of more than 120 consecutive days during any twelve-month period. The Board will determine if Employee's termination is due to total and permanent disability according to any long-term disability plan then in effect for senior executives of T-NETIX, and otherwise in good faith consistent with generally prevailing practices of employers.



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                            (iii) Upon termination for Employee's death, T-NETIX
shall continue to pay Employee's salary to a legal representative previously designated in writing by Employee (the "Legal Representative"), or if no such designation has been made, to Employee's estate, for a period of twelve months in monthly increments.

                            (iv) Upon termination for Employee's total
disability, T-NETIX shall continue to pay Employee's salary to the Legal Representative (or if no designation has been made, to Employee or Employee's other legal representative) and shall continue Employee's participation in all T-NETIX Benefits Plans, for a period of the lesser of the remaining term of this Agreement or six months.

                            (v) Upon termination for Employee's retirement at
any time after Employee reaches the age of 65, Employee's right to compensation shall end and Employee shall not be entitled to continuation of salary.

                            (vi) Following any termination pursuant to this
Section 5(a), the Legal Representative or Employee, Employee's heirs, administrator, or executor, as applicable, shall have a period of one year from the date this Agreement is terminated to exercise any options previously granted to Employee. All Options shall continue to vest during such one year period in accordance with the vesting scheduled included as part of the grant of the applicable Options.

                     (b) Termination For Cause. (i) T-NETIX may terminate this Agreement at any time For Cause (as defined in the following sentence). A Termination tor Cause means any of (A) the willful failure by Employee to follow the reasonable instructions of the Board after written notice of such failure has been given to Employee by the Board, (B) the willful commission by Employee of acts that are dishonest, unethical, or inconsistent with local normal business standards, (C) the commission by Employee of a felonious act, (D) intentional wrongful disclosure of confidential information of T-NETIX, (E) Employee's engagement in any competitive activity in violation of Section 14, or
(F) Employee's gross neglect of his duties.

                            (ii) Employee's right to compensation and
participation in T-NETIX Benefits Plans shall end and Employee shall not be entitled to a severance payment if T-NETIX terminates this Agreement For Cause.

                     (c) Termination Without Cause. (i) T-NETIX may terminate this Agreement at any time Without Cause, upon thirty days notice to Employee. The termination of Employee's employment by T-NETIX for any reasons other than those specified in Section 5(b)(i) shall be deemed a Termination Without Cause.

                            (ii) Upon Termination Without Cause other than
following a Change of Control. Employee will be entitled to a severance payment equal to the amount of salary that would be payable to Employee through the term of this Agreement at his then effective salary had he not been so terminated in equal monthly installments through the third anniversary date of the Effective Date.

                     (d) Resignation. (i) Employee may terminate this Agreement at any time



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upon thirty days written notice to T-NETIX. Employee's termination pursuant to this Section 5(d) shall be deemed Resignation for Good Reason if such resignation meets the criteria in part (ii) below; otherwise it shall be deemed a Voluntary Resignation.

                            (ii) Resignation for Good Reason is defined as
Employee's resignation that (x) is not in connection with T-NETIX's Termination For Cause and (y) is caused by, and within ninety days of, any of the following:

                                   (A) Without the express written consent of
Employee, any duties that are assigned which materially diminish Employee's position, duties, or status.

                                   (B) Any transfer or proposed transfer of
Employee for a period of more than 120 days in any 365-day period to a location outside Dallas County, Texas without his consent, except for strategic reallocations of the personnel reporting to Employee or relocation of GTI's headquarters.

                                   (C) Employee's Base Salary, as the same may
hereafter be increased from time to time, is reduced, except as permitted under
Section 3(c).

                                   (D) T-NETIX fails materially to comply with
any of its obligations under this Agreement.

                            (iii) Upon Resignation for Good Reason other than
following a Change of Control, Employee shall be entitled to a severance payment equal to the lesser of (a) Employee's highest Base Salary during the twelve month period prior to resignation or (b) the amount of salary Employee would have been paid at his then current salary through the remaining term of this Agreement in equal monthly installments over the twelve month period beginning with the date of resignation or over the remaining term of this Agreement had it not been terminated, as applicable.

                            (iv) In the event of Employee's Voluntary
Resignation other than in connection with a Change of Control, Employee's right to compensation and participation in T-NETIX Benefits Plans shall end, and Employee shall not be entitled to a severance payment.

                     (e) Termination Following a Chance of Control. Employee's termination rights following a Change of Control are governed by the provisions of Section 7.

                     (f) The provisions of Section 8, 10 and 11 shall apply to any termination of this Agreement that is subject to the provisions of parts
(c), (d), or (e) of this Section 5.

                     (g) The severance payments provided in parts (c)(ii) and
(d)(iii) of this Section 5 are intended to be in lieu of and not in addition to any payment to Employee on account of salary for the unexpired term of this Agreement.

              6. DEFINITION OF CHANGE OF CONTROL. For the purposes of this Agreement, a Change of Control of T-NETIX shall be deemed to have taken place if one or more of the following occurs:



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                     (a) Any person or entity, as that term is used in Section
13(d) and 14(d)(2) of the Securities Exchange Act of 1934 as amended (the "Exchange Act"), other than (i) a qualified benefit plan of T-NETIX or of an affiliate of T-NETIX; (ii) any person who is a stockholder or beneficial owner of stock of the Effective Date (a "Current Stockholder"); (iii) any successor of a Current Stockholder who acquires his shares by inheritance, devise, trust, or operation of law directly from such Current Stockholder (a "Successor"); or (D) any person or group of which Current Stockholders or Successors hold stock representing an interest of one-third or more of the person's or group's total stock, becomes a beneficial owner (as defined in Rule 13d-3 under the Exchange Act as in effect on the date hereof) directly or indirectly of securities of T-NETIX representing fifty per cent (50%) or more of the combined voting power of T-NETIX's then outstanding securities.

                     (b) T-NETIX's shares are publicly traded, and individuals who, as of the date immediately following the date T-NETIX shares are first publicly traded, constitute the Board cease for any reason to constitute at least a majority of the Board, unless any such change is approved by a unanimous vote of the directors in office immediately prior to such cessation.

                     (c) T-NETIX shall (in a single transaction or a series of related transactions) issue shares, sell or purchase assets, engage in a merger or engage in any other transaction immediately after which securities of the merged company representing fifty per cent (50%) or more of the combined voting powers of the then outstanding securities of the merged company shall be ultimately owned by persons who shall not have owned voting securities of T-NETIX prior to such transaction or who shall be a party to such transaction.

                     (d) T-NETIX and its affiliates shall sell or dispose of (in a single transaction or series of related transactions) business operations which generated a majority of the consolidated revenues (determined on the basis of T-NETIX's four most recently completed fiscal quarters) of T-NETIX and its subsidiaries immediately prior thereto.

                     (e) The Board shall approve the distribution to T-NETIX's shareholders of all or substantially all of T-NETIX's net assets or shall approve the dissolution of T-NETIX.

                     (f) Any other transaction or series of related transactions occur which have substantially the effect of the transactions specified in any of the preceding clauses in this Section 6.

                     (g) Employee is terminated Without Cause within the period of ninety days before an occurrence of a Change of Control or the execution of a contract intended to effect a Change of Control (for purposes of this part (g) the ninety day period shall be measured from the first event of any series of events that constituted the Change of Control).

              7. RIGHTS UPON CHANGE OF CONTROL.

                     (a) If a Change of Control shall occur, Employee shall be entitled to a severance payment, in an amount equal to the amount of salary at his then current rate Employee would have been paid through the third anniversary of the Effective Date had this Agreement not



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been terminated in equal monthly installments through the third anniversary of the Effective Date upon any termination (including Voluntary Resignation) of his employment during the term of this Agreement and following the Change of Control, other than Termination For Cause, death, permanent disability, or retirement.

                     (b) The severance payment payable to Employee under part
(a) above shall not exceed the maximum payment which, after taking into account all other compensation and benefits which may be payable to Employee, is permitted to be deducted as compensation expense by T-NETIX and to be received by the Employee without liability for the assessment of an excise tax on such payment under the applicable provisions of the Internal Revenue Code. In the event of any disagreement between the parties regarding the determination of the amount under clause (i) or (ii) above (a "Section 7(b) Dispute"), the matter shall be resolved by arbitration as provided in Section 16.

                     (c) If a Change of Control shall occur and Employee's employment is terminated for any reason other than For Cause, death, permanent disability, or retirement, (i) Employee shall have immediate vesting of all options granted to Employee and full vesting in all other employee benefit plans and compensation plans., and (ii) Employee shall have the right to "put" all or any portion of vested options to T-NETIX for the difference between the option exercise price and the higher of (W) the market price of T-NETIX's stock (if such stock is publicly traded) at the date of the "put" or (X) the aggregate consideration per share received by T-NETIX or its stockholders for T-NETIX's common stock in the transaction which resulted in a Change of Control. Employee's right to "put" vested options to T-NETIX shall exist for the period ending thirty days from the date of the Change of Control.

                     (d) Notwithstanding any other provision of this Section 7, if following a Change of Control, (i) the person acquiring control of T-NETIX (the "Corporate Successor") assumes T-NETIX's obligations under this Agreement and is not in default hereunder for a period equal to the lesser of two years following the Change of Control or the remaining term of this Agreement (the "Post-Change of Control Period"), and (ii) Employee remains in the employ of the Corporate Successor for the Post-Change of Control Period, then Employee shall forfeit his rights under this Section 7 with respect to such Change of Control. Employee's rights shall continue to be governed by this Agreement and the provisions of Sections 5(e) and 7 shall remain in force with respect to any subsequent Change of Control.

              8. OTHER SEVERANCE BENEFITS.

                     (a) If at any time during the term of this Agreement, Employee is Terminated Without Cause, or Employee is terminated following a Change of Control as provided in Section 7, or Employee Resigns for Good Reason, then Employee shall be entitled to continuation, without any payment by Employee, of T-NETIX Benefits Plans until the first to occur of (i) one year after termination, (ii) the date Employee secures new employment, or (iii) the third anniversary of the Effective Date.

                     (b) If at any time during the term of this Agreement, Employee is Terminated Without Cause, or Employee is terminated following a Change of Control as provided in Section 7, or Employee resigns for Good Reason, T-NETIX shall promptly (and in any event within five business days after a request by Employee therefor) pay directly or



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reimburse Employee for the costs and expenses of any executive outplacement firm selected by Employee; provided, however, that T-NETIX's liability hereunder shall be limited to the first $20,000 of such expenses incurred by Employee. Employee shall provide T-NETIX with reasonable documentation of the incurrence of such outplacement costs and expenses.

              9. TIMING OF PAYMENT. The parties agree that, in the event this Agreement is terminated following a Change of Control, damages for delay in T-NETIX's paying Employee any amounts due hereunder on the date required under
Section 7 may be difficult to ascertain precisely. T-NETIX and Employee therefore agree that in such event, if the aggregate amount not paid on any required date exceeds five per cent (5%) of the total amount due to Employee pursuant to parts (a) and (c) of Section 7, Employee shall be entitled to an additional payment, as liquidated damages and not as a penalty, an amount equal to (i) the sum of the amounts due Employee under parts (a) and (c) of Section 7, assuming that Employee had "put" all vested Options to T-NETIX within the required time period, (ii) divided by 365 (such calculation is the "Daily Pay"), for each day fill payment is delayed. Employee's entitlement to Daily Pay pursuant to this Section 9(b) shall not affect Employee's right to prejudgment interest in any arbitration, if such interest is awarded by the arbitrator

              10. OTHER BENEFITS. The provisions of Section 7 and 8 shall not affect Employee's participation in, or termination of distributions and vested rights under, any T-NETIX Benefits Plan to which Employee is entitled pursuant to the terms of such plan, except as otherwise expressly provided in Sections 5, 7 and 8(a).

              11. NO DUTY TO MITIGATE DAMAGES. In the event of termination of this Agreement as a result of (a) Employee's termination following a Change of Control, (b) Employee's Termination Without Cause, or (c) Employee's Resignation for Good Reason, Employee shall not be required to seek other employment in order to mitigate his damages hereunder, and no compensation Employee does earn after any termination shall be considered to mitigate damages Employee has incurred or to reduce any payment T-NETIX is obligated to make to Employee pursuant to this Agreement, except as specifically provided in Section 8(a).

              12. NO RIGHT TO SET OFF. T-NETIX shall not be entitled to set off against the amount payable to Employee any amounts earned by Employee from other employment after termination of his employment with T-NETIX or any amounts which might have been earned by Employee in other employment had he sought such other employment, except as specifically provided in Section 8(a). The amounts payable to Employee under this Agreement shall not be treated as damages but as severance compensation to which Employee is entitled by reason of termination of this employment in the circumstances contemplated by this Agreement.

              13. NON-DISCLOSURE AGREEMENT.

                     (a) In connection with his employment with T-NETIX, Employee will have access to and become acquainted with various trade secrets and other proprietary and confidential information of T-NETIX. "Trade secrets and other proprietary and confidential information" include but are not limited to the following: (1) business, pricing, marketing and cost data; (2) technical information regarding T-NETIX's products; (3) confidential customer information;
(4) customer and supplier lists; (5) contents of contracts and agreements with



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customers; and (6) customer requirements and specifications. Employee acknowledges that T-NETIX has taken steps to keep trade secrets and other proprietary and confidential information secret, including disclosing the information only on a need-to-know basis, labeling documents as "confidential," and keeping confidential information in secure areas. Employee further acknowledges that the trade secrets and other proprietary and confidential information have been developed or acquired by T-NETIX through expenditure of substantial time, effort and money and provide T-NETIX with an advantage over competitors who do not know or use such trade secrets and other proprietary and confidential information.

                     (b) In consideration for access to trade secrets and other proprietary and confidential information, Employee agrees that during the Noncompetition Period (as defined in Section 14) he will not directly or indirectly disclose or use for any reason whatsoever any trade secrets and other proprietary and confidential information obtained by him by reason of his employment with T-NETIX, except as required to conduct the business of T-NETIX or as authorized by express written permission of the Board or as otherwise required by law.

                     (c) Employee confirms that all trade secrets and other proprietary and confidential information, and all documents reflecting such information, remain the exclusive property of T-NETIX. All business records, papers and documents kept or made by Employee relating to the business of T-NETIX shall be and remain the property of T-NETIX and shall remain in the possession of T-NETIX during the term of Employee's employment and at all times thereafter. Upon the termination of his employment with T-NETIX or upon the request of T-NETIX at any time, Employee shall promptly deliver to T-NETIX, and shall retain no copies of, any materials, records and documents (in whatever form or medium) made by Employee or coming into his possession concerning the business or affairs of T-NETIX.

                     (d) Employee acknowledges and agrees that the nature of the trade secrets and other proprietary and confidential information to which he will be given access would make it impossible for him to perform in the capacity of officer, director, employee, agent, consultant, or representative of any Competitor (as defined in Section 14) without disclosing or utilizing the trade secrets and other proprietary and confidential information to which he will be given access during the course of his employment. Employee further acknowledges and agrees that T-NETIX's products are marketed in a highly competitive market.

              14. NON-COMPETITION AGREEMENT. In consideration for access to trade secrets and other proprietary information of T-NETIX, for so long as Employee is employed by T-NETIX and for a period of three years thereafter (the "Noncompetition Period"), Employee will not:

                     (a) accept a position as an officer, director, employee, agent, consultant, representative of (i) any other proprietary call processing systems company or (ii) any other entity that, as of the date of Employee's termination, competes directly with T-NETIX or any of its subsidiaries (an entity described in either part (i) or (ii) is referred to in this Agreement as a "Competitor");

                     (b) acquire or fail to dispose of any stock or other ownership interest in any Competitor, other than investments equal to less than one per cent of the outstanding stock of any class issued by any publicly traded company;



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                     (c) solicit or seek business from any of GTI's customers,
prospective customers, suppliers, or prospective suppliers; or

                     (d) hire or engage any T-NETIX employee or induce any T-NETIX employee to leave his or her employment with T-NETIX on behalf of any Competitor.

              15. REMEDIES.

                     (a) Without intending to limit the remedies available to T-NETIX, Employee acknowledges that a breach or threatened breach of any of the covenants contained in Sections 13 and 14 may result in material irreparable injury to T-NETIX or one of its subsidiaries for which there is no adequate remedy at law, that it may not be possible to measure damages for such injuries precisely, and that in the event of such a breach or threat thereof, T-NETIX shall be entitled to obtain a temporary restraining order, a preliminary or permanent injunction, or other comparable provisional or equitable relief restraining Employee from engaging in activities prohibited by Sections 13 or 14, and such other relief as may be required to enforce specifically any of the covenants in such Sections. Employee agrees to personal jurisdiction of any state or federal court in the State of Texas in any proceeding brought by T-NETIX to enforce Employee's covenants under Sections 13 and 14.

                     (b) Without limiting the relief specified in part (a) above, and in addition to any other remedies available hereunder, at law, or in equity, upon proof of Employee's deliberate violation of his obligations under
Section 13 or 14, T-NETIX shall be entitled to recover from Employee (i) any severance paid pursuant to Section 5 or 7(a), and (ii) amounts paid to Employee under Section 7(c)(ii).

              16. ARBITRATION.

                     (a) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration before a single arbitrator in Dallas County, Texas, in accordance with the rules of the American Arbitration Association then in effect. The arbitrator shall be selected by the American Arbitration Association, except that in a Section 7(b) Dispute the arbitrator shall be selected in the manner provided in part (b) below. Each parry shall bear his or its own costs of arbitration, except that if Employee is the prevailing party in such arbitration, he shall be entitled to recover from T-NETIX as part of any award entered his reasonable expenses for attorneys and experts fees and disbursements. In any arbitration related to the calculation of the amount of the severance pay due to employee, each party shall submit a figure and supporting documentation and the arbitrator shall select the figure submitted by one of the parties, but no other figure. The arbitrator shall have no power to award consequential or punitive damages, even if such damages are permitted under applicable law.

                     (b) In a Section 7(b) Dispute T-NETIX shall nominate a proposed arbitrator, who may be the lawyer who represented T-NETIX in the transaction that caused the Change in Control. Within five days after T-NETIX's nomination, Employee may accept T-NETIX's nominee as arbitrator, or may propose another lawyer. If T-NETIX accepts Employee's counter-nominee, that lawyer shall serve as arbitrator. If T-NETIX does not accept



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


Employee's counter-nominee, Employee's counter-nominee and T-NETIX's nominee shall select a third lawyer, who shall serve as arbitrator.

                     (c) Nothing in this Section 16 shall prevent T-NETIX from seeking equitable relief pursuant to Section 15.

              17. NOTICES. All notices, requests, demands and other communication called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or when mailed by United States certified or registered mail, postage prepaid, addressed to the parties, their successors in interest or assignees at the following addresses or such other addresses as the parties may designate by notice in the manner aforesaid:

                  If to T-NETIX:    T-NETIX, Inc.
                                    67 Inverness Drive East, Suite 100
                                    Englewood, Colorado 80112
                                    Attention: Alvyn A. Schopp

                  If to Employee:   Gateway Technologies, Inc.
                                    1544 Valwood Parkway, Suite 102
                                    Carrollton, Texas 75006
                                    Attention: Richard E. Cree

              18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to any principle of conflict-of-laws chat would require the application of the law of any other jurisdiction.

              19. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, remain in full force and effect.

              20. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements, and further superseding any and all employment arrangements between Employee and T-NETIX or any of T-NETIX's subsidiaries, affiliates or other related entities. This Agreement may not be amended except in a writing executed by the parties hereto.

              21. EFFECT ON SUCCESSORS IN INTEREST. This Agreement shall inure to the benefit of and be binding upon the heirs, administrators, executors and successors of each of the parties hereto. T-NETIX shall be in material breach of this Agreement if any of its successors or assigns (including but not limited to any Corporate Successor) fails expressly to assume T-NETIX's obligations hereunder

              22. ASSIGNMENT. This Agreement is personal to Employee and Employee may not assign this Agreement to any other person.

              23. EFFECTIVENESS. This Agreement shall be effective upon the Effective Date.



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              24. Waiver of Rights Under Current Agreement. If and when the
Merger is consummated and in consideration for this Agreement, Employee waives any rights he may have to severance and other benefits he may have under his current employment agreement with GTI including, but not limited to, his rights upon the change of control of GTI resulting from the Merger.

              25. SURVIVAL OF SECTION. The provisions of Sections 13 and 14 of this Agreement shall survive the termination of this Agreement for the period provided for therein, and Sections 15 and 16 shall survive for resolution of any dispute arising out of or relating to this Agreement.

              IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.



T-NETIX, INC.                                                EMPLOYEE


BY: /s/ ALVYN A. SCHOPP
   ------------------------------------                      Richard E. Cree
        ALVYN A. SCHOPP

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